Exhibit 5.1

March 27, 2014

NORTHLAND SECURITIES, INC.
45 South Seventh Street, Suite 2000
Minneapolis, Minnesota 55402

and

To the specific Purchasers (as defined below) who are signatory to the Agreement (as defined below)

Re:	Issuance of Common Stock, Preferred Stock, Warrants and Underlying Shares to Purchasers identified in Stock Purchase Agreement

Ladies and Gentlemen:

We have acted as counsel to MagneGas Corporation, a Delaware corporation (the “Company”), in connection with the execution and delivery by the Company of the Securities Purchase Agreement, dated as of March 24, 2014 (the “Agreement”), by and among the Company and the purchasers identified on the signature pages thereto (the “Purchasers”).  This opinion is given to you pursuant to Section 2.2(a) of the Agreement.  Capitalized terms not otherwise defined herein are defined as set forth in the Agreement.

We have participated in the preparation and negotiation of the Agreement and the other documents referred to therein.  We also have examined such certificates of public officials, corporate documents and records and other certificates, opinions, agreements and instruments and have made such other investigations as we have deemed necessary in connection with the opinions hereinafter set forth.

In addition, we have examined original or certified copies of the documents identified in Exhibit A attached hereto and incorporated herein by reference. We have also relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be reasonable.  Finally, we have relied upon a certification from an officer of the Company.  You have specifically consented to our reliance upon each of the foregoing.

I           Assumptions

In rendering the opinions set forth in this opinion letter, with your specific permission we have assumed the following:

a. the legal existence and capacity of each natural person signing each of the Agreement and any other documents or agreements executed in connection with the Agreement (together, the “Transaction Documents”);

b. the authorization, execution and delivery by each person other than the Company or person(s) acting on behalf of the Company, in such capacity on behalf of the Company, and each document executed and delivered or to be executed and delivered by such person;

c. the payment of all the required documentary stamps taxes and fees imposed upon the execution, filing or recording of the Transaction Documents;

d. that there have been no undisclosed modifications of any provision of any document reviewed by us in connection with the rendering of the opinions set forth in this opinion letter and no undisclosed prior waiver of any right or remedy contained in the Transaction Documents;

e. the genuineness of each signature, the completeness of each document submitted to us, the authenticity of each document reviewed by us as an original, the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy;

f. the truthfulness of each statement as to all factual matters otherwise not known to us to be untruthful contained in any document encompassed within the due diligence review undertaken by us;

g. the accuracy on the date of this letter as well as on the date stated in all governmental certifications of each statement as to each factual matter contained in such governmental certifications;

h. that the addressees have acted in good faith, without notice of adverse claims, and have complied in all material respects with all laws applicable to it that affect the transactions referred to in the Transaction Documents;

i. that no action, discretionary or otherwise, will be taken by or on behalf of Company in the future that might result in a violation of law; and

j. that with respect to the Transaction Documents and to the transactions referred to therein, there has been no mutual mistake of fact and there exists no fraud or duress.

Whenever a statement herein is qualified by “to our knowledge” or similar phrase, it means that, during the course of our representation of the Company for the purposes of this opinion letter,  information actually known by those lawyers who participated in the preparation of the letter or worked in any capacity on the transactions contemplated by the Transaction Documents (collectively, the “Opinion Letter Participants”), after consultation with such other attorneys in our firm who have rendered substantive advice to Company and a review of documents in our possession as they deemed appropriate. As to certain questions of fact material to this opinion, we have relied upon statements or certificates from the Company or person(s) acting on behalf of the Company.

We offer our opinion based upon the laws of the State of New York and have assumed without further inquiry that, with respect to matters in the Transaction Documents or matters opined upon below that are governed by Delaware law, the laws of the State of Delaware and New York are substantially similar to and would lead to the same conclusion as those of the State of New York in respect of the opinions contained herein. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

II           Legal Opinions

Based on the foregoing and upon such investigation as we have deemed necessary, we give you our opinion as follows:

a. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  The Company has all requisite power and authority, and all material governmental licenses, authorizations, consents and approvals, that are required to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted (all as described in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2013). The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company.

b. The Company has the corporate power and authority to execute and deliver, and incur and perform all of its obligations under the Placement Agency Agreement (as hereinafter defined) and the Agreement and to own its property and to conduct its business as described in the Time of Sale Prospectus and the Prospectus.

c. As of March 27, 2014, the Company is authorized to issue 90,000,000 shares of Common Stock and 10,000,000 shares of its preferred stock. Immediately prior to the issuance of the Securities there are 28,399,859 share of Common Stock outstanding which have been duly authorized and are validly issued, and non assessable, and, to our knowledge, are fully paid.  The Company has issued options and warrants that upon exercise of same will result in the issuance of 6,873,910 shares (the “Conversion Shares”) of their common stock.  Of the total number of Conversion Shares, 3,255,000 shares are represented by options which have been issued to employees, officers and directors and the remaining Conversion Shares, specifically 3,618,910 shares, will be issued upon exercise of rights granted by the issuance of warrants prior to the Closing.  The Company’s authorized capitalization is as set forth in the Time of Sale Prospectus and the Prospectus and the capital stock of the Company conforms as to legal matters to the description therefor contained in the Time of Sale Prospectus and the Prospectus.

d. The Shares and Warrants to be sold by the Company have been duly authorized and, when issued and delivered and paid for in accordance with the terms of the Agreement will be validly issued, fully paid and non assessable, and the issuance of such shares will not be subject to any preemptive rights contained in the Certificate of Incorporation or Bylaws, or, to our knowledge, any agreement or instrument binding upon the Company.

e. The warrants to be issued to the Placement Agent in accordance with the Placement Agency Agreement executed in connection with the sale of the Securities to investors dated March 24, 2014 (the “Placement Agency Agreement”) (the “Agent Warrants”) have been duly authorized for issuance and sale by the Company and, when executed, issued and delivered by the Company pursuant to the Placement Agency Agreement will constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their terms.

f. The Shares to be issued by the Company upon the exercise of the Agent Warrants (the “Agent’s Warrant Shares”), have been duly authorized and validly reserved for issuance upon exercise of the Agent’s Warrants in a number sufficient to meet the current exercise requirements. Upon exercise of the Agent’s Warrants in accordance with their terms including the payment of same in accordance with the terms of the Agent’s Warrants, the Agent’s Warrant Shares issuable thereupon will be validly issued, fully paid and nonassessable.  The issuance of such Agent’s Warrant Shares will not be subject to any preemptive rights contained in the Certificate of Incorporation or Bylaws, or, to our knowledge, any preemptive or similar rights contained in any other agreement or instrument binding upon the Company.

g. Each of the Placement Agency Agreement and the Agreement have been duly authorized by all requisite corporate action, executed and delivered by the Company and are valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

h. Neither the execution or delivery by the Company of, nor the performance by the Company of its obligations under, the Placement Agency Agreement or the Agreement will (i) contravene the provision of any applicable law or any applicable rule or regulation of any governmental authority or regulatory body (other than state securities and “Blue Sky” laws, as to which we express no opinion) or the Certificate of Incorporation or Bylaws , (ii) to our knowledge, result in a breach of or default under any agreement or other instrument binding upon the Company filed as an exhibit to the Registration Statement or any document incorporated by reference therein (other than any violation of or conflict with any financial tests and financial covenants set forth in such agreements as to which we express no opinion), or (iii) to our knowledge contravene any court or administrative judgments, orders or decrees of any governmental body, regulatory or administrative agency or court having jurisdiction over the Company;

i. No approval, authorization, consent or order of or filing with any governmental or regulatory body, agency, self-regulatory organization, other non-governmental regulatory authority, or the stockholders of the Company, is required in connection with the issuance and sale of the Securities, the Agent’s Warrants or the Agent’s Warrant Shares or the consummation by the Company of the transactions contemplated by the Placement Agency Agreement or the Agreement, except such as have been obtained or made and such as may be required under the Act, the rules of the NASDAQ Capital Market, FINRA, or state securities or Blue Sky laws;

j. To our knowledge, the statements relating to legal matters, documents or proceedings included in the Preliminary Prospectus, the Time of Sale Prospectus and the Prospectus, as well as in the Registration Statement, in each case, insofar as such statements constitute a summary of documents or proceedings referred to therein or matters of law, fairly summarize in all material respects the information responsive to those captions with respect to such matters, documents or proceedings;

k. The Registration Statement has been declared effective by the Commission.  We have reviewed the portion of the Commission website which identifies stop orders issued by the Commission and there is no indication that a stop order suspending the effectiveness of the Registration Statement has been issued and, to our knowledge, no proceedings for that purpose have been instituted or overtly threatened by the Commission.  Any required filing of the Prospectus Supplement, or any other amendment or supplement to the Base Prospectus, pursuant to Rule 424(b) under the Securities Act, has been made in the manner and within the time period required by Rule 424(b).

l. To our knowledge, there are no legal or governmental proceedings pending or overtly threatened to which the Company is a party or to which any of the properties of the Company is subject that are required to be described in the Registration Statement, the Time of Sale Prospectus (as that term is defined in the Placement Agency Agreement) or the Prospectus (as that term is defined in the Placement Agency Agreement) and are not so described, or any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement, the Time of Sale Prospectus or the Prospectus or to be filed as exhibits to the Registration Statement that are not so described or filed as required;

m. The Company is not, and after giving effect to the offering and sale of the Securities and shares issuable upon exercise of the Agent’s Warrants and the application of the proceeds thereof as described in the Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

n. Each of the following documents appeared on their face as of its filing date, to be appropriately responsive as to form, in all material respects, to the Exchange Act and the applicable rules and regulations of the Commission thereunder: (i) each document filed pursuant to the Exchange Act and incorporated by reference in the Registration Statement and the  Prospectus (except for the financial statements and financial schedules and other financial and statistical data derived from the financial statements or schedules contained or incorporated by reference therein or omitted therefrom, as to which we express no opinion or belief); (ii) each of the Registration Statement, the Time of Sale Prospectus and the Prospectus (except for the financial statements and financial schedules and other financial and statistical data derived from the financial statements or schedules contained or incorporated by reference therein or omitted therefrom, as to which we express no opinion or belief).

o. To our knowledge, no one of the following documents contained any untrue statement of a material fact or failed to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading at the times identified: (i) the Registration Statement or the prospectus included therein (except for the financial statements and financial schedules and other financial and statistical data included therein, as to which we need not express any belief) at the time that same became effective for purposes of Section 11 of the Securities Act (as such section relates to the Placement Agent); and (ii) the Time of Sale Prospectus and the Prospectus (except for the financial statements and financial schedules and other financial and statistical data included therein, as to which we need not express any belief) as of the Time of Sale and as of its date (respectively) or, as to the Prospectus only as amended or supplemented, if applicable, as of the Closing Date.

III	Limitations

Our opinions expressed above are subject to the following additional qualifications:

a. The opinions expressed herein are qualified to the extent that the validity, binding nature and enforceability of the Transaction Documents may be limited or otherwise affected by: (A) general principles of equity, including, without limitation, principles of commercial reasonableness, good faith, and fair dealing, regardless of whether enforceability is considered in a proceeding in equity or at law; (B) bankruptcy, insolvency, reorganization, fraudulent conveyance (including, without limitation, the Uniform Fraudulent Transfer Act in New York and similar provisions of the United States Bankruptcy Code ([the “Bankruptcy Code”]), arrangement, rehabilitation, liquidation, moratorium and other similar laws relating to or affecting rights and remedies of creditors and secured parties generally; (C) limitations on the right of the Purchasers to exercise the rights and remedies under the Transaction Documents if it is determined by a court of competent jurisdiction that it cannot be demonstrated that enforcement of the rights and remedies is reasonably necessary for the protection of the Purchasers; and (D) the unenforceability, under certain circumstances, of provisions indemnifying, or prospectively releasing, a party against liability for its own wrongful or negligent acts or where the release or indemnification is contrary to public policy.

b. Certain rights, remedies and waivers contained in the Transaction Documents and certain limitations of the liability contained therein may be rendered ineffective, or limited, by applicable laws, judicial decisions, constitutional requirements or principles of equity governing such provisions;

c. Requirements in any of the Transaction Documents specifying that provisions thereof may be amended or waived only in writing may not be enforced under New York law to the extent that a subsequent oral agreement modifying provisions of any such agreement or document may be enforced by a court of competent jurisdiction.

d. We express no opinion as to the effect of any federal or New York law, rule or regulation concerning trademarks, patents, copyrights, trade secrets, antitrust, taxes, pollution, hazardous substances or environmental protection, zoning, land use, building, construction, labor, protection of disabled persons or occupational health and safety in respect of the transactions contemplated by or referred to in any of the Transaction Documents, or as to any statutes, ordinances, administrative decisions, rules or regulations of any county, town, municipality or special political subdivision (whether created or enabled through legislative action at the state or regional level).

e. We express no opinion as to the existence of or title to property or encumbrances thereon, the description of any property, the creation or the perfection of any security interest, the priority of any security interest, the priority of any mortgage or lien.

f. In rendering this opinion, we have assumed that: (i) the Purchasers have acted without notice of any defense against the enforcement of any rights created by the transactions contemplated by the Transaction Documents; (ii) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Transaction  Documents; (iii) each applicable statute, rule, regulation, order and agency action affecting the parties to the Transaction Documents or the transactions contemplated thereby is valid and constitutional; (iv) all parties to the Transaction Documents will obtain all permits and governmental approvals required in the future, and take all actions similarly required, relevant to the subsequent consummation of any transaction among the parties to the Transaction Documents or relevant to the subsequent performance of any of the Transaction Documents; and (v) the Purchasers will act in accordance with, and will refrain from taking any action which is inconsistent with, the terms and conditions of any of the Transaction Documents.

g. No opinion is given with respect to the legality, binding nature or enforceability of any confession of judgment, cognovit or similar right of a party to appear for and enter judgment against the one or more of the Transaction Parties.

h. No opinion is given with respect to the enforceability of any provision of any Transaction Document that purports to preclude modification of a Transaction Document through conduct, custom, course of performance, action or dealing.

i. Our opinion is based upon and relies upon the current status of law and is, in all respects, subject to and may be limited by future legislation or case law.

The opinions expressed herein represent our reasonable professional judgment as to the matters of law addressed herein, based upon the facts presented or assumed, and are not guarantees that a court will reach any particular result.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.  This opinion letter is given as of the date hereof, and we expressly disclaim any obligation to update or supplement our opinions contained herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

This opinion letter and the opinions contained herein may be relied on by the addressees hereof and their respective successors and assigns, but it may not be relied upon by any other person or entity without our prior written consent, and it may not be used, circulated, furnished, quoted or otherwise referred to for any other purpose without our prior written consent.

Very truly yours, SZAFERMAN, LAKIND, BLUMSTEIN & BLADER, P.C By: /s/ Gregg E. Jaclin For the Firm

EXHIBIT A

Documents Reviewed and Relied Upon

In rendering the foregoing opinion, we have reviewed and relied upon the following documents:

1.	The Securities Purchase Agreement dated March 24, 2014, including exhibits and schedules attached thereto and incorporated therein;

2.	The Certificate of Designation for the Series C Preferred Stock;

3.	Form of Warrant;

4.	Placement Agency Agreement between the Company and Northland Securities, Inc. dated March 24, 2014;

5.	Company Representation Letter dated March 27, 2014;

6.	Company’s Articles of Incorporation, as amended;

7.	Subsidiary Articles of Incorporation;

8.	Company’s Bylaws;

9.
Preliminary Prospectus, Time of Sale Prospectus and Prospectus (as those terms are defined in that certain Placement Agency Agreement executed in connection with the sale of Securities to investors dated March 24, 2014 by and between the Company and Northland Securities Inc.;

10.	The Registration Statement;

11.	Good Standing Certificate from the Secretary of State of Delaware dated March 26, 2014;

12.	Good Standing Certificate from the Secretary of State of Florida dated March 26, 2014; and

13.	Minutes of the Meeting of the Company’s Board of Director dated March 24, 2014 Approving the Transaction.